UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2011

O’REILLY AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21318	27-4358837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Patterson

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 11, 2011, O’Reilly Automotive, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representatives of the underwriters named on Schedule I thereto (the “Underwriters”), and the Guarantors (as defined below) party thereto, with respect to the Company’s issuance and sale of $500 million in aggregate principal amount of the Company’s 4.875% Senior Notes due 2021 (the “Notes”). The Underwriting Agreement includes customary representations, warranties and covenants. Under the terms of the Underwriting Agreement, the Company and the Guarantors also have agreed to indemnify the Underwriters against certain liabilities.

The estimated net proceeds from the offering of the Notes was approximately $492 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the offering of the Notes to repay all of the outstanding indebtedness, which was approximately $356 million as of December 31, 2010, under the Company’s asset based revolving credit facility (the “ABL Facility”), that was entered into by the Company on July 11, 2008, and arranged by Bank of America, N.A. The Company intends to use the remaining net proceeds from the offering of the Notes for general corporate purposes.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, was a lender under the Company’s ABL Facility and received a portion of the net proceeds of the offering of the Notes in connection with repayment of borrowings under the ABL Facility. Some of the Underwriters or their affiliates also are parties to or lenders under the Credit Agreement (as defined below).

The above description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, attached as Exhibit 1.1 hereto, and incorporated herein by reference.

Indenture

The terms of the Notes are governed by an Indenture, dated as of January 14, 2011 (the “Closing Date”), by and among the Company, the Guarantors and UMB Bank, N.A. (the “Trustee”).

The Notes will mature on January 14, 2021 and bear interest at a rate of 4.875% per year. Interest on the Notes is payable on January 14 and July 14 of each year, beginning on July 14, 2011. The Notes will be the Company’s general unsecured senior obligations and will rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be guaranteed on a senior unsecured basis by each of the Company’s subsidiaries (the “Guarantors”) that incurs or guarantees the Company’s obligations under the Credit Agreement (as defined below) or certain other debt of the Company or any of the Guarantors. As of the Closing Date, all of the Company’s subsidiaries are Guarantors of the Notes. The Company will be permitted to release guarantees of the Notes without the consent of holders of the Notes under the circumstances described in the Indenture.

Prior to October 14, 2020, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at a purchase price equal to 100% of the principal amount plus a make-whole premium as set forth in the Indenture. On or after October 14, 2020, the Company may redeem the Notes, at its option, in whole at any time or in part from time to time, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest to but not including the redemption date.

If the Company undergoes a Change of Control Triggering Event (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes at a price equal to 101% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, to but not including the repurchase date.

The Indenture contains covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) create certain liens on its assets to secure certain debt; (ii) enter into certain sale and leaseback transactions; and (iii) merge or consolidate with another company or transfer all or substantially all of its property, in each case as set forth in the Indenture. These covenants are, however, subject to a number of important limitations and exceptions. The Indenture contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

The Indenture also contains customary event of default provisions including, among others, the following: (i) default in the payment of the principal of the Notes when the same becomes due and payable; (ii) default for 30 days in the payment when due of interest on the Notes; (iii) failure to comply with covenants or agreements in the Indenture or the Notes and failure to cure or obtain a waiver of such default upon notice, (iv) a default under any debt for money borrowed by the Company or any of the Guarantors that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount greater than $75.0 million without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by the Company of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding; and (v) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor, in each case as set forth in the Indenture. In the case of an event of default, other than a bankruptcy default with respect to the Company or any Guarantor, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if the notice is given by the holders of the Notes), may declare the principal of and accrued interest on the Notes to be immediately due and payable. In the case of any bankruptcy-related event of default with respect to the Company or any Guarantor, the principal of and accrued interest on the Notes shall be immediately due and payable without any act on the part of the Trustee or holders of the Notes.

The Trustee is also an underwriter in the Notes offering and a lender under the Credit Agreement.

The offering of the Notes was registered under the Securities Act of 1933, as amended, pursuant to the Company’s shelf registration statement on Form S-3 which became automatically effective upon filing with Securities and Exchange Commission on January 11, 2011 (File No. 333-171644).

The above description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Form of Note, attached as Exhibits 4.1 and 4.2 hereto, respectively, and incorporated herein by reference.

Credit Agreement

On the Closing Date, the Company entered into a new senior unsecured credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement establishes a $750 million senior unsecured revolving credit facility maturing in January 2016, with a $200 million sub-limit for the issuance of letters of credit and a $75 million sub-limit for swing line borrowings. The Credit Agreement also provides for an uncommitted incremental facility that permits the Company, subject to certain conditions, to increase the commitments under the new senior unsecured revolving credit facility by up to $200 million; provided that the aggregate amount of the commitments does not exceed $950 million at any time.

Loans made under the Credit Agreement (other than swing line loans) will bear interest, at the Company’s option, at either a Base Rate (as set forth in the Credit Agreement) or a Eurodollar Rate (as set forth in the Credit Agreement) plus a margin that will vary from 0.325% to 1.500% in the case of Base Rate loans and 1.325% to 2.500% in the case of Eurodollar Rate loans, in each case based upon the ratings assigned to the Company’s debt by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services. Borrowings of swing line loans under the Credit Agreement will bear interest at a Base Rate plus the margin described above for Base Rate loans. In addition, we expect to pay a facility fee on the aggregate amount of the commitments in an amount equal to a percentage of such commitments. That percentage will vary from 0.175% to 0.500% based upon the ratings assigned to our debt by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services.

The Company’s obligations under the Credit Agreement will be guaranteed by its subsidiaries, other than certain immaterial subsidiaries and foreign subsidiaries to the extent adverse tax consequences will not result from such guaranty. As of the Closing Date, all of the Company’s subsidiaries are guarantors under the Credit Agreement.

The Credit Agreement contains negative and affirmative covenants applicable to the Company and its existing and future subsidiaries (subject to certain exceptions, including carve-outs and baskets), including, without limitation, negative covenants that, subject to customary exceptions, restrict the Company’s ability to create, incur or assume liens, make certain loans and investments, incur or assume certain additional debt, make fundamental changes and change the nature of the Company’s business and the business conducted by its subsidiaries. In addition, the Credit Agreement will require the Company to comply with certain financial covenants, including a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio, in each case, as set forth in the Credit Agreement.

The Credit Agreement contains certain events of default (subject to customary grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-acceleration to material indebtedness, certain bankruptcy and insolvency events, certain material judgments, certain ERISA events, change of control and invalidity of loan documents. Upon the occurrence of an event of default, under the Credit Agreement, the lenders, by a majority vote, will have the ability to direct the administrative agent to (or that the administrative agent with the consent of the majority lenders may) terminate the commitments, accelerate all loans made under the Credit Agreement and exercise any of the lenders’ other rights under the Credit Agreement and the related loan documents on their behalf.

No borrowings of loans under the Credit Agreement were made on the Closing Date.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached as Exhibit 10.1 hereto, and incorporated herein by reference.

In addition to the specific agreements and arrangements described above, affiliates of some of the Underwriters and parties to the Credit Agreement and their respective affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for the Company, its subsidiaries and certain of their respective affiliates, for which they have received or will receive customary fees and expenses in connection with the performance of such services.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the ABL Facility was repaid in full with a portion of the net proceeds of the offering of the Notes and terminated, as described in Item 1.01 above. The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 1.02, insofar as it relates to the termination of the ABL Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 8.01	Other Events.

Share Repurchase Program

On January 11, 2011, the Company announced that its board of directors had authorized a new share repurchase program that gives the Company the ability to repurchase up to $500 million of shares of its common stock over a three-year period (the “Repurchase Program”). Stock repurchases under the Repurchase Program may be made from time to time, as the Company deems appropriate, solely through open market purchases effected through a broker at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. The Company may increase or otherwise modify, renew, suspend or terminate the Repurchase Program at any time without prior notice. There can be no assurance as to the number of shares the Company will purchase, if any, under the Repurchase Program.

Press Release for Offering and Credit Agreement

On January 11, 2011, the Company issued a press release announcing the pricing of the Notes. On January 14, 2011, the Company issued a press release announcing the successful completion of its debt refinancing, including the closing of the Notes offering and the entering into of the Credit Agreement. The full text of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of January 11, 2011, by and among the Company, the Guarantors and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representatives of the underwriters named on Schedule I thereto.

4.1	Indenture, dated as of January 14, 2011, by and among the Company, the Guarantors and the Trustee.

4.2	Form of Note (included in Exhibit 4.1 above).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2	Opinion of Gallop, Johnson & Neuman, L.C.

5.3	Opinion of Lewis and Roca LLP.

10.1	Credit Agreement, dated as of January 14, 2011, by and among the Company, as borrower, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and a lender, and the other lenders party thereto.

99.1	Press release of the registrant dated January 11, 2011 re pricing of the Notes.

99.2	Press release of the registrant dated January 14, 2011 re successful completion of its debt refinancing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2011

O’Reilly Automotive, Inc.

By:	/S/ THOMAS MCFALL
Thomas McFall
Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 11, 2011, by and among the Company, the Guarantors and Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the representatives of the underwriters named on Schedule I thereto.

4.1	Indenture, dated as of January 14, 2011, by and among the Company, the Guarantors and the Trustee.

4.2	Form of Note (included in Exhibit 4.1 above).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2	Opinion of Gallop, Johnson & Neuman, L.C.

5.3	Opinion of Lewis and Roca LLP.

10.1	Credit Agreement, dated as of January 14, 2011, by and among the Company, as borrower, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and a lender, and the other lenders party thereto.

99.1	Press release of the registrant dated January 11, 2011 re pricing of the Notes.

99.2	Press release of the registrant dated January 14, 2011 re successful completion of its debt refinancing.